Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-73876, 333-91086, 333-101565, 333-116631, 333-159443 and 333-188973 and Form S-3 Nos. 333-113476, 333-156384, and 333-178638) of Whole Foods Market, Inc. of our reports dated November 22, 2013, with respect to the consolidated financial statements of Whole Foods Market, Inc. and the effectiveness of internal control over financial reporting of Whole Foods Market, Inc., included in this Annual Report (Form 10-K) for the fiscal year ended September 29, 2013.
/s/ Ernst & Young LLP
Austin, Texas
November 22, 2013